FOR IMMEDIATE RELEASE

INSPIREMD APPOINTS DR. JAMES BARRY TO ITS BOARD OF DIRECTORS

Tel Aviv, Israel – January 31, 2012 – InspireMD, Inc. (OTC BB: NSPR) (the “Company” or “InspireMD”), a medical device company focusing on the development and commercialization of its proprietary stent platform technology for use in patients with Acute Myocardial Infarctions, today announced the appointment of Dr. James Barry to its Board of Directors as an independent director.  Dr. Barry is an experienced medical technology executive and former senior executive at Boston Scientific with a proven track record of bringing products to market, including the TAXUS® paclitaxel-eluting coronary stent.

Ofir Paz, InspireMD’s Chief Executive Officer and co-founder, commented, “We are pleased to have Dr. Barry join the Board of Directors. His extensive medical technology experience and reputation, in particular with interventional cardiology products, will be great assets to InspireMD. As we move forward with the further development of our MGuardTM stent technology and position the company for worldwide commercial launch, we continue to seek out seasoned industry experts who can provide support and guidance.”

"I am thrilled about joining InspireMD’s Board at this exciting stage in the Company’s development," said Dr. Barry. "I believe that InspireMD is poised to become an important global player in interventional cardiology and look forward to assisting in the Company’s advancement."

Dr. Barry has over 20 years of experience in leadership roles in the medical device industry. He is currently Executive Vice President and Chief Operating Officer at Arsenal Medical Inc.  Prior to joining Arsenal, Dr. Barry was Senior Vice President, Corporate Technology Development at Boston Scientific where he was in charge of  the Corporate R&D and Pre-clinical Sciences functions. Dr. Barry joined Boston Scientific in 1992  and oversaw its efforts in the identification and development of drug, device and biological systems for applications with implantable and catheter-based delivery systems. Under Dr. Barry’s leadership, the company developed the TAXUS® paclitaxel-eluting coronary stent that became one of the most successful medical devices launched, achieving first year sales in excess of $3 billion.

Prior to Boston Scientific, Dr. Barry worked at Howmedica (Division of Pfizer) and Kontron Instruments.  He has authored multiple articles in peer reviewed publications, including several clinical journals in the cardiovascular field. He currently serves on a number of advisory boards including the College of Biomedical Engineering at Yale University, the College of Sciences at University of Massachusetts-Lowell, and the Massachusetts Life Science Center. Dr. Barry received his Ph.D. in Biochemistry from the University of Massachusetts-Lowell and holds a B.A. degree in Chemistry from Saint Anselm College.

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About InspireMD, Inc.

InspireMD is a medical device company focusing on the development and commercialization of its proprietary stent system technology, MGuard™. InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD's common stock is listed on the OTC BB under the ticker symbol "NSPR".

Forward-looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multi-national companies, (v) product liability claims, (vi) our limited manufacturing capabilities and reliance on subcontractors for assistance, (vii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (x) our reliance on single suppliers for certain product components, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-1 filed with the SEC on December 22, 2011. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Mike Rice
Office Phone: (646) 597-6979
Mobile Phone: (917) 282-3242
Email: mrice@lifesciadvisors.com

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Corporate Contact:
Jonina Ohayon
Marketing Director
Email: jonina@inspire-md.com
OTC BB: NSPR
www.inspire-md.com

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